EXHBIT 99.3

               The Reader's Digest Association, Inc.

             2nd Quarter 2006 EARNINGS CONFERENCE CALL
         Michael Geltzeiler, Senior Vice President and CFO
                         January 26, 2006


Thanks, Eric.

Reported earnings per share for the quarter was a loss of
($1.27).   Excluding the charges this year for Books Are Fun
goodwill and last year for deferred promotion amortization, Adjusted EPS was $0.67 versus $0.74 per share in the prior year. The prior year's EPS also included $0.09 per share of one time favorable items related to asset sales and discrete tax benefits.
 So the comparable performance is more favorable than it looks. We continue to expect that 2006 EPS, before the goodwill charge, will range between $0.90 and $1.00 per share.

I would like to further comment on the goodwill charge taken at Books Are Fun this quarter. Operating profits in the quarter included a non-cash charge of $(188) million or $(1.94) per share to fully write-off Books Are Fun's goodwill. This was largely attributed to a further reduction in levels of profitability and margin compression in the second quarter, resulting from sales force turnover in the Corporate division and increased spending to recruit and retain sales representatives. Most of the above was exacerbated by increased competition, directed specifically
at our accounts and sales personnel.   Although we normally
assess intangibles in the third quarter of our fiscal year, we felt it appropriate under FAS 142 to perform the annual assessment in our fiscal second quarter, given the lower results and changing environment.

Books Are Fun is still a profitable business with annualized revenues considerably in excess of $200 million. As Eric mentioned earlier, we remain optimistic about the prospects for Books Are Fun and we're aggressively pursuing actions necessary to turn this business around, while ensuring that we energetically address the competitive incursions we continue to face. Although we will decline to discuss the specifics on this call, last month we filed a lawsuit in federal court White Plains, NY against Earl Kaplan, founder of Imagine Nation Books. It is our position that Earl violated the non-competition, non-solicitation and confidentiality agreement that he signed following the sale of Books Are Fun to Reader's Digest. This is in addition to a federal action in Iowa against Imagine Nation, Reader's Choice and certain of their former Books Are Fun executives.

Total company revenues for the quarter were $765 million, down 4 percent from last year. That's down 3% when you exclude foreign exchange. Revenues for the first half were basically flat with last year. International revenues continue to grow on a currency neutral basis. Some of the weakness in Consumer Business Services revenues this quarter was related to timing from the first quarter. Despite the weaker results at Books Are Fun, we continue to expect consolidated real revenue growth for the full year. Revenue growth is expected to increase in the second half because of incremental revenues from new business initiatives.

For comparative purposes, adjusted operating profits for the quarter were $111 million versus $114 last year, after adjusting for this year's Books Are Fun goodwill charge and last year's $26 million charge for amortization of previously deferred magazine promotion expense. This was slightly better than our expectations and consistent with the guidance we provided on our first quarter conference call. We continue to anticipate a strong second half for operating profits, significantly weighted towards the fourth quarter. This is attributed to the timing of investments and direct mail activities this year versus last, as well as expected returns on these investments.

For the quarter, RD North America grew operating profits by 11% on the strength of a 10% increase in advertising sales at RD Magazine, growth from new magazine launches at Reiman, and lower amortization of intangibles. This was partially offset by higher investment spending and some unfavorable impacts attributed to Hurricanes Katrina and Rita. During the quarter we invested nearly $3 million in this segment, primarily on Every Day with Rachael Ray and the Taste of Home Entertaining initiative.

At RD International, profits were essentially flat on a currency neutral basis versus a very strong second quarter last year. The stronger-than-expected performance was driven by incremental business from the very successful geographic expansion program, higher catalog mailings virtually across the region, and some very promising results in Brazil, which is undergoing a
successful turnaround from its economically induced slump.   The
favorable year-to-date performance within our international markets has resulted in an upgrade of our full year guidance for RD International, where we now expect double digit profit growth, on a currency neutral basis.

Operating profits at Consumer Business Services were $54 million in the quarter, 11% lower than last year. QSP profits were slightly higher in the quarter and are up double digits for the fall. This despite an overall challenging environment for fundraising this fall as a result of the hurricanes, the competing Katrina relief efforts and higher fuel prices. We were particularly pleased with gift sales, which rose 6% in the fall. New business sales were higher in magazines and we reduced the pace of decline in same school sales. As important, we had almost no sales force defections this past year and confidence is
once again high amongst the QSP field sales force.   QSP is well
on track to deliver on the turnaround year we were expecting, with full year profits expected to grow in the high double
digits.   As discussed earlier, the one drag on profits was at
Books Are Fun. Sales and profits were below last year as both the number of events and event averages were negatively impacted by increased competition and turnover. The results were also adversely affected by the hurricanes and by our increased
investments in retention.   Despite the weak results, we are
encouraged by a number of trends and the performance of several growth initiatives underway at Books Are Fun. We continue to grow the number of school display representatives and, for the fall, number of school events was in line with last year despite the weather challenges. Our new lines of business of school fairs and bath and beauty fairs are both showing promise, with strong growth in averages and total sales. Additionally, we continue to increase the number of proprietary products we produce and market through our fairs, as well as the quantity of products that are sourced from Reader's Digest.

Corporate expenses were favorable this quarter due to reduced overhead expenses, lower facility related costs, lower audit fees and the favorable effect of having reversed prior litigation reserves no longer deemed necessary. These favorable factors were partially offset by lower US pension income and the year over year impact of expensing stock options.

Now cash flow: We generated free cash flow of $120 million this quarter, which was considerably below last year. We expect cash flows to pick-up dramatically in the second half of the
year.      The lower results versus prior year are attributable
to about $20 million from the absence of asset sales this year versus last and the impact of a weaker US dollar on cash flow and European cash balances. Cash flow from operations was $123 million or about $(40) million below last year. This variance was attributed to several factors:

  -   A $(10) million decline in EBITDA
  - A $(10) million mostly timing variance related to tax payments and the realization of tax refunds this year versus last
  - And about $(20) million of increased investment in working capital, which is mostly inventory. Over half the inventory increase relates to the timing of chocolate purchases at QSP, given the contract changes made to the annual measurement period implemented last year where more of the spring purchases are now made pre-December 31st than was previously the case. Additionally, inventory was moderately higher at Reiman and International, attributed to higher sales and new markets.

Most of the year-over-year cash flow declines were anticipated, particularly the absence of asset sales, planned lower second quarter EBITDA, the tax refunds, and some of the working capital timing issues.

The free cash flow for the Quarter was used to reduce debt by $70 million to $625 million, to repurchase 1.8 million of our shares for $27 million, and to pay dividends of $10 million. In addition, cash on hand increased to nearly $70 million. Net debt as of December 31, 2005 was $556 million.

As a result of our relatively low share price and improving business outlook, we accelerated our execution of the previously announced share repurchase program. Year-to-date share repurchases totaled $36 million, bringing the total share repurchase program to $43 million of the $100 million share authorization. We have repurchased about 2.7 million shares since we began this program, enabling us to reduce the number of basic shares on hand at December 31st to under 96 million.

Share repurchases for the remainder of this year will be predicated on our free cash flows and our strategic uses for this cash. We are now targeting to end the year with about the same level of debt as we began, which should translate to a leverage ratio of about 2.5 times debt to EBITDA. We have decided to maintain our dividend payout at current levels as the yield relative to the current stock price remains high at about 2.6%.

Free cash flow is expected to be considerably higher in the second half versus prior year. The improved performance will be driven by higher operating results and reversal of some of the first half unfavorable working capital variances within inventory and accounts receivables. We also anticipate receipt of a $9 million tax refund although the timing is still being finalized by the IRS.

We will now take your questions.